Exhibit 99.1

Press Release

For More Information, Call:

ELLEN M. SYKORA
INVESTOR RELATIONS	July 26, 2007
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE

QUARTER ENDED JUNE 30, 2007

ANGLETON, TX, JULY 26, 2007 — Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $756 million for the quarter ended June 30, 2007, compared to $749 million for the same quarter in the prior year. Second quarter net income was $25.9 million, or $0.35 per diluted share. In the comparable period of 2006, net income was $27.5 million, or $0.42 per diluted share. Excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation costs, the Company would have reported net income of $28.6 million, or $0.39 per diluted share, in the second quarter of 2007. Excluding restructuring charges and the impact of stock-based compensation costs, the Company would have reported net income of $29.4 million, or $0.45 per diluted share, in the second quarter of 2006.

“We are pleased with our operating results for the second quarter,” said Cary T. Fu, the Company’s Chief Executive Officer. “We saw a number of highlights this quarter, notably continued strength in new program bookings, solid performance across our teams and improvements in cash flow management.”

“The EMS industry is undergoing change and continues to evolve,” Fu continued. “Benchmark anticipated the market evolution years ago, and today, we are seeing the changes take place. We believe Benchmark remains well positioned for profitable growth as the industry is redefined.”

Second Quarter 2007 Financial Highlights

•                  Operating margin for the second quarter was 3.7% on a GAAP basis and was 4.2%, excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation expense.

•                  Cash flows provided by operating activities for the second quarter were approximately $66 million.

•                  Cash and short-term investments balance was $318 million at June 30, 2007.

•                  Total debt outstanding was $13 million.

•                  Accounts receivable was $501 million at June 30, 2007; calculated days sales outstanding were 60 days.

•                  Inventory was $385 million at June 30, 2007; inventory turns were 7.3 times.

Third Quarter and Full Year 2007 Guidance

We now expect a more moderate demand environment in the third quarter than previously anticipated. It will likely be a transitional quarter for several of the programs we are ramping. Looking forward, we anticipate new bookings and new program ramps to provide very strong growth for the fourth quarter. The softer demand environment during the third quarter should result in only a slight overall impact to our full year revenue and earnings guidance.

Sales for the third quarter of 2007 are expected to be between $730 million and $770 million. Diluted earnings per share for the third quarter, excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation expense, are expected to be between $0.38 and $0.42.

Sales for the full year are expected to be between $3.0 billion and $3.1 billion. Diluted earnings per share for 2007, excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation expense, are expected to be between $1.58 and $1.66.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to Non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement that “The EMS industry is undergoing change and continues to evolve…We believe Benchmark remains well positioned for profitable growth as the industry is redefined.”, and our sales and earnings per share guidance for the third quarter and full year of 2007, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; Benchmark’s business and growth strategies, including expected internal growth and performance goals; and the anticipated effects of any developments or events on financial results. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of the release, and Benchmark assumes no obligation to update any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2006, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 25 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

 (Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Income from operations (GAAP)	$27,624	$32,630	$55,072	$58,857
Stock-based compensation	1,184	1,177	1,812	1,662
Restructuring charges and integration costs	2,205	1,261	5,550	4,030
Amortization of intangibles	447	—	894	—
Non-GAAP income from operations	$31,460	$35,068	$63,328	$64,549

Net income (GAAP)	$25,921	$27,524	$50,397	$54,046
Stock-based compensation, net of tax	803	835	1,245	1,207
Restructuring charges and integration costs, net of tax	1,551	1,041	4,168	3,594
Amortization of intangibles, net of tax	292	—	614	—
UK investment tax benefit	—	—	—	(4,760)
Non-GAAP net income	$28,567	$29,400	$56,424	$54,087

Numerator for basic earnings per share - net income (GAAP)	$25,921	$27,524	$50,397	$54,046
Interest expense on convertible debt, net of tax	32	—	147	—
Numerator for diluted earnings per share (GAAP)	$25,953	$27,524	$50,544	$54,046

Earnings per share: (GAAP)
Basic	$0.36	$0.43	$0.70	$0.84
Diluted	$0.35	$0.42	$0.69	$0.83

Numerator for basic earnings per share - net income (Non-GAAP)	$28,567	$29,400	$56,424	$54,087
Interest expense on convertible debt, net of tax	32	—	147	—
Numerator for diluted earnings per share (Non-GAAP)	$28,599	$29,400	$56,571	$54,087

Earnings per share: (Non-GAAP)
Basic	$0.39	$0.46	$0.78	$0.85
Diluted	$0.39	$0.45	$0.77	$0.83

Weighted average shares used in calculating earnings per share:
Basic	72,540	64,320	71,991	63,963
Diluted	73,346	65,273	73,026	65,041

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$756,295	$749,171	$1,508,777	$1,400,415
Cost of sales	701,800	696,871	1,399,794	1,302,749

Gross profit	54,495	52,300	108,983	97,666

Selling, general and administrative expenses	24,219	18,409	47,467	34,779
Amortization of intangibles	447	—	894	—
Restructuring charges and integration costs	2,205	1,261	5,550	4,030

Income from operations	27,624	32,630	55,072	58,857

Other income (expense):
Interest expense	(564)	(97)	(1,375)	(183)
Other	3,587	1,981	5,302	3,670
Total other income, net	3,023	1,884	3,927	3,487

Income before income taxes	30,647	34,514	58,999	62,344

Income tax expense	4,726	6,990	8,602	8,298

Net income	$25,921	$27,524	$50,397	$54,046

Numerator for basic earnings per share - net income	$25,921	$27,524	$50,397	$54,046
Interest expense on convertible debt, net of tax	32	—	147	—
Numerator for diluted earnings per share	$25,953	$27,524	$50,544	$54,046

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	72,540	64,320	71,991	63,963
Incremental common shares attributable to exercise of outstanding equity instruments	806	953	1,035	1,078
Denominator for diluted earnings per share	73,346	65,273	73,026	65,041

Earnings per share:
Basic	$0.36	$0.43	$0.70	$0.84
Diluted	$0.35	$0.42	$0.69	$0.83

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

June 30, 2007

(Amounts in Thousands)

(UNAUDITED)

Assets
Current assets:
Cash and cash-equivalents	$161,331
Short-term investments	157,135
Accounts receivable, net	500,859
Inventories, net	384,557
Other current assets	103,020
Total current assets	1,306,902

Property, plant and equipment, net	154,111
Other assets, net	28,233
Goodwill, net	288,875
Total assets	$1,778,121

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of long-term debt and capital lease obligations	$619
Convertible debt	—
Accounts payable	369,105
Other current liabilities	65,902
Total current liabilities	435,626

Long-term debt and capital lease obligations, less current installments	12,350
Other long-term liabilities	42,128
Shareholders’ equity	1,288,017
Total liabilities and shareholders’ equity	$1,778,121